EX-35 (b)
(logo) CHEVY CHASE BANK

6151 Chevy Chase Drive
Laurel, Maryland 20707


March 26, 2007


Wells Fargo Bank, N.A.
Corporate Trust Services
9062 Old Annapolis Road
Annapolis, MD 21045


Subject: 2006 Annual Statement of Compliance Certification

The Pooling and Servicing Agreement dated June 1, 2006 for the series; MASTR Alternative Loan Trust 2006-3 the undersigned officer of Chevy Chase Bank hereby certifies the following:

(i) a review of the servicing activities of the Company during the preceding calendar year and of servicing performance under this Agreement or other applicable servicing agreement has been made under such officers' supervision and

(ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its servicing-related obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof.



By:     /s/ Vicki L. Parry
Name:   Vicki L. Parry
Title:  Group Vice President